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                          ARTICLES OF INCORPORATION
                                     OF
                         DYNASTY CAPITAL CORPORATION


       The undersigned, for the purpose of forming a corporation under the Florida General Corporation Act hereby adopts the following Articles of Incorporation.

                                  ARTICLE I

       The name of the corporation shall be DYNASTY CAPITAL CORPORATION.

                                 ARTICLE II

       The term of existence is perpetually.

                                 ARTICLE III

       The corporation may transact any and all lawful business for which corporations may be incorporated under the Florida General Corporate Act.

                                 ARTICLE IV

       The aggregate number of shares which the corporation has authority to issue is 100,000,000, all of which shall be common shares with a par value of $.0001 each.

                                  ARTICLE V

       The street address of the initial registered office of the corporation is 1645 Palm Beach Lakes Blvd., Suite 1200, West Palm Beach, Florida 33401, and the name of the initial registered agent at such address is Robert C. Hackney.

                                 ARTICLE VII

       The name and post office address of the member of the first Board of Directors is:

       Robert C. Hackney    1645 Palm Beach Lakes Blvd., Suite 1200
                               West Palm Beach, Florida  33401

                                 ARTICLE IX

       The corporation shall be deemed to commence its existence upon the date of filing of these Articles of Incorporation.

       IN WITNESS WHEREOF, I have subscribed my name this 29th day of September, 1986.

                                                  /s/ Robert C. Hackney
                                                  ---------------------
                                                  Robert C. Hackney